Exhibit (14)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Service Providers" and to the incorporation by reference of our reports dated October 28, 2016 and January 27, 2016, with respect to the financial statements of AB Conservative Wealth Strategy, a series of The AB Portfolios, as of August 31, 2016 and AB All Market Income Portfolio, a series of AB Cap Fund, Inc., as of November 30, 2015, respectively, which are incorporated by reference in this Pre-Effective Amendment No. 3 to the Registration Statement (Form N-14 No. 333-213893) of AB Cap Fund, Inc.

                                               /s/ ERNST & YOUNG LLP


New York, New York
November 7, 2016